EXHIBIT 11

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                       PARKER-HANNIFIN CORPORATION

                               FORM 10-Q
                 COMPUTATION OF EARNINGS PER COMMON SHARE
             (Dollars in thousands, except per share amounts)
                              (Unaudited)


                                                     Three Months Ended
                                                         September 30,
                                                     1995             1994 (A)
Net income applicable to common shares       $     57,375     $     43,649
                                             ============     ============

Weighted average common shares outstanding
  for the period                               74,070,861       73,453,255
Increase in weighted average from dilutive
  effect of exercise of stock options             811,722          505,053
                                             ____________     ____________
Weighted average common shares, assuming
  issuance of the above securities             74,882,583       73,958,308
                                             ============     ============

Earnings per common share:

    Primary                                  $        .77     $        .59

    Fully diluted (B)                        $        .77     $        .59


(A) Weighted average shares and earnings per share have been restated for the 3-shares-for-2 common stock split paid June 2, 1995.

(B) This calculation is submitted in accordance with Regulation S-K
    Item 601(b)(11) although not required for income statement presentation because it results in dilution of less than 3 percent.
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